AMENDMENT NO. 1 TO DISTRIBUTION AGREEMENT

     AMENDMENT NO. 1 to Distribution Agreement ("Amendment No. 1") dated as of November 29, 2000, between Ayco Series Trust, a Delaware business trust ("Trust") and Mercer Allied Company, L.P., a Delaware limited partnership ("Distributor").

     The Trust and the Distributor agree to amend the Distribution Agreement ("Agreement") as follows. All terms used in this Amendment No. 1, unless defined herein to the contrary, shall have the meaning given such terms in the
Agreement:

1.   Original Agreement

     A.   p. 1, 7th paragraph - replace "; and" with ";"

     B. p. 1, 8th paragraph - replace "." with "; and", and add new paragraphs:

          WHEREAS, the USA PATRIOT Act and rules promulgated thereunder require the Trust to develop and adopt an anti-money laundering program ("AML Program") by July 24, 2002;

          WHEREAS, the rules promulgated under the USA PATRIOT Act permit the Trust to contractually delegate the implementation of its AML Program to both affiliated or unaffiliated service providers, as appropriate; and

          WHEREAS, the Distributor is willing to accept such delegation.

2. Original Agreement - p. 4 - add the following as new Section 10 and redesignate current Sections 10, 11, 12, 13, 14 and 15 as Sections 11, 12, 13, 14, 15 and 16, respectively:

     The Distributor shall implement the AML Program on behalf of the Trust in a manner consistent with all applicable laws and regulations and the Trust's anti-money laundering policies and procedures, a copy of which has been furnished to the Distributor. The Distributor's AML Program shall include at least the following elements: (1) the establishment and implementation of policies, procedures, and internal controls reasonably designed to prevent the Trust from being used for money laundering or terrorist financing activities, and to achieve compliance with the Bank Secrecy Act and the implementing regulations thereunder; (2) the designation of a person or persons responsible for implementing and monitoring the operations and internal controls of the program; (3) an ongoing training program for appropriate employees; and (4) an independent audit function to test the anti-money laundering program.

3. Effective Date. The effective date of this Amendment No. 1 shall be July 24, 2002.

4. Duration of Agreement. The Agreement, as amended by this Amendment No. 1 ("Amended Agreement"), shall continue in effect until November 30, 2002, and thereafter will continue on a year to year basis only so long as the continuance is specifically approved at least annually either by (a) the Board of Trustees of the Trust or (b) persons having voting rights in respect of the Trust, by the vote stated in Section 13 of the Amended Agreement, voted in accordance with the provisions contained in the Participation Agreement (as described in Section 1 of the Amended Agreement); provided, however, that in either event such continuance shall also be approved by a vote of a majority of the Trustees of the Trust who are not interested persons of any party to the Amended Agreement, cast in person at a meeting called for the purpose of voting on such approval.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                 AYCO SERIES TRUST

                                 By:
                                          ______________________________________
                                          John J. Collins, III

                                 Title:   ______________________________________
                                          Chief Financial Officer and Controller


                                 MERCER ALLIED COMPANY, L.P.

                                 By:      BREHAM, INC., in its capacity as
                                          general partner of Mercer Allied
                                          Company, L.P.

                                          By:
                                                  _____________________________
                                                  Peter R. Martin


                                          Title:  _____________________________
                                                  Vice President and Secretary